Exhibit 99.2

99.2	Transcript of conference call.

RadNet, Inc.

First Quarter 2013 Financial Results Conference Call

May 10, 2013

Operator: Good day and welcome to the RadNet Incorporated First Quarter 2013 Financial Results Conference Call. Today's conference is being recorded.

At this time, I'd like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Mark D. Stolper: Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's first quarter 2013 financial results.

Before we begin, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, specifically, statements concerning anticipated future financial and operating performance; RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining technologists; receiving third-party reimbursement for diagnostic imaging services; successfully integrating acquired operations; generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based upon management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties, include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31st, 2012, and RadNet's quarterly report on Form 10-Q to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I'd like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

Howard G. Berger: Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark Stolper and I plan to provide you with highlights from our first quarter 2013 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

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As many of you are aware, our business typically feels the effects of seasonality during the first quarter. Generally, we are impacted by winter weather conditions in the northeast, which disrupt patient volumes during and after winter storms. Additionally, our industry, like that of other healthcare services sectors, in recent years, has been increasingly affected by first quarter other phenomenon related to higher patient participation in large deductible health plans. In some cases, the high deductible plans cause patients to delay big-ticket healthcare spending until later in the year when they have satisfied their deductibles. In other cases, the higher deductibles have reduced healthcare utilization in aggregate by causing insured populations to ration their healthcare spending. Over time, insurance companies have shifted increasing amounts of financial burden to patients in return for charging them lower monthly premiums.

We believe our first quarter 2013 results suffered from these two factors, particularly within our East Coast operations which today represents slightly more than half of our revenue. We experienced a general softening of procedural volumes in the east, which we believe is indicative of the general environment for and utilization of healthcare, as opposed to something that is specific to RadNet or RadNet's competitive position in our East Coast markets.

As is typical in the first quarter, we were impacted by several winter storms in our northeast operations, causing us to lose valuable scanning slots in our schedule, many of which are lost indefinitely. Also affecting first quarter performance was approximately $500,000 of nonrecurring expenses that relate to: one, facility rents that are associated with locations that we are building and that were not producing revenue in the first quarter; two, additional accounting fees associated with the audits of four of our joint ventures, which we were required to perform this year; and three, certain start-up losses from our Barnabas Health joint venture.

Our performance in the first quarter of 2013 appears even more anomalous when a comparison is made with last quarter's first—last year's first quarter. The first quarter of 2012, as we discussed in detail a year ago, was substantially aided by one of the mildest winters in recent history. As a result, we had no lost scanning days during the first quarter of 2012. Last year's first quarter was also aided by one additional workday because of the leap year. For these reasons, the typical seasonality of our business was not apparent during last year's first quarter financial results.

In completing our budget for 2013, we took last year's unusual quarter into consideration. We added more normal amount of seasonality into our projections relevant to 2012's actual results, and as such, our projections assume improvement of our financial results as 2013 progresses. This projected improvement over time is supported by a variety of factors which give us optimism about the business. First, it's important to note that our West Coast operations performed according to our internal plan. This allows us to focus additional time and resources on some of our East Coast markets where we experienced softness during the first quarter.

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Second, we are encouraged that procedural volumes increased in March and April relative to those in January and February, particularly on the East Coast.

Third, we anticipate shortly that we will begin to recognize financial contribution from our relationship with the Barnabas Health system in New Jersey, which we established in 2012. Subsequent to the first quarter, we began our management contract to provide certain management services to Barnabas’ imaging locations and we commenced managing the imaging needs of Barnabas Health's approximately 30,000 employees and dependents who are part of its self-insured health plan.

Fourth, we anticipate improvement in our newly acquired operations in New York throughout 2013 as we continue to integrate them into RadNet.

Fifth, we anticipate benefiting from the contribution of several sites that are currently under construction where, today, we are incurring certain expenses but without any corresponding revenue.

Last, as the year progresses, we expect to benefit from additional cost savings from the integration of our voice recognition, RIS and PACS information technology systems within our regional operations. At this time, we are slightly less than 25% complete with this integration program.

Improving the cost and flexibility of our capital structure has also been a focus of ours for some time, and this is integral for the long-term growth and success of our company. On April 3rd, we completed a repricing transaction of our existing senior secured term loan under which RadNet had approximately 348.3 million aggregate principal amount outstanding. Additionally, as part of this transaction, we raised an additional $40 million in the incremental term loan under the same senior secured term loan facility. Under the terms of the repricing, the spread above LIBOR of RadNet's senior secured term loan has decreased by 100 basis points from 4.25% to 3.25%, and our LIBOR floor was reduced by 25 basis points to 1% from 1.25%.

This transaction accomplished two important things. First, we project annual interest expense savings of approximately $5 million. This decrease in interest expense will have a corresponding positive impact on our earnings and free cash flow, beginning in the second quarter. Second, the incremental term loan allowed us to make a substantial repayment of our revolving credit facility balance, affording us substantially more liquidity under our $101 million revolving credit facility. This additional liquidity may be used for the continued growth and expansion of our business, including executing future strategic acquisitions.

Some of you might also be aware that our ten and three eighths percent coupon senior unsecured notes are callable beginning April 10th of next year, approximately 11 months from now. During 2013, we anticipate positioning our company to capitalize on opportunities that may exist to refinance these notes, which are the most expensive part of our capital structure. The ten and three eighths percent interest rate is more than double the cost of our newly repriced senior secured term loan. As a result, we will attempt to build cash reserves in 2013 and/or repay senior debt in advance of exploring refinancing opportunities with our investment banking advisors.

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At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2013 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper: Thank you, Howard. I'm now going to briefly review our first quarter 2013 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will affirm our 2013 financial guidance levels.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation—noncash equity compensation. Adjusted EBITDA includes equity earnings and unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for noncash or extraordinary and onetime events taking place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc., common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2013 results.

For the three months ended March 31st, 2013, RadNet reported revenue and adjusted EBITDA of $179.8 million and $25.6 million, respectively. Revenue increased $11.3 million or 6.7% over the prior year same quarter, and adjusted EBITDA decreased $3.3 million or 12.2% over the prior year same quarter.

As discussed by Dr. Berger, the comparison to the first quarter of last year was made more difficult by the additional workday last year and the unusually mild winter in 2012, each contributing to making last year's first quarter unusually strong. As a result, our same-center revenue decreased 7.1% from last year's quarter, with lower same-center procedural volumes contributing to 3% of this decline. Much of the remaining decline in revenue was predominantly from pricing deteriorations, including changes to the Medicare fee schedule as of January 1st, 2013.

With the first quarter of 2013, as compared to the prior year's first quarter, MRI volume increased 8.6%, CT volume decreased 2.9% and PET/CT volume decreased 2.5%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 5.7% over the prior year's first quarter. The aggregate increases in procedural volumes resulted from operations acquired subsequent to the first quarter of last year.

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In the first quarter of 2013, we performed 1,120,548 total procedures. The procedures were consistent with our multi-modality approach whereby 77.7% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2013 were as follows: 144,034 MRIs, as compared with 132,637 MRIs in the first quarter of 2012; 99,623 CTs, as compared with 102,648 CTs in the first quarter of 2012; 5,909 PET/CTs, as compared with 6,059 PET/CTs in the first quarter of 2012; and 870,982 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 818,292 of all these exams in the first quarter of 2012.

Net loss for the first quarter of 2013 was $1.3 million or a negative $0.03 per share compared to a net loss of $111,000 or roughly breakeven per share reported for the three-month period ended March 31st, 2012, based upon a weighted average number of shares outstanding of $39.3 million in 2013 and 37.7 million shares in 2012.

Affecting net loss in the first quarter of 2013 were certain noncash expenses and nonrecurring items, including the following: $952,000 of noncash employee stock compensation expense resulting from the vesting of certain options, restricted stock and warrants; $123,000 of severance paid in connection with headcount reductions related to cost-savings initiatives from previously announced acquisitions; $170,000 loss on the sale of certain capital equipment; and $857,000 of noncash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities.

With regards to some specific interest—income statement accounts. Overall GAAP interest expense for the first quarter of 2013 was $12.1 million. This compares with GAAP interest expense in the first quarter of 2012 of $13.6 million. The decrease is mainly attributable to the expiration of two interest rate swaps, which expired in November of last year. The expiration of swaps will result in a cash and GAAP interest expense savings to us in 2013 of approximately $6 million. Also to note, the positive impact on interest expense discussed by Dr. Berger earlier from our repricing transaction completed in early April will first be seen in our second quarter 2013 results.

For the first quarter of 2013, bad debt expense was 3.8% of our revenue compared with 3.9% for the first quarter of 2012. With regards to our balance sheet, as of March 31st, 2013, after giving effect to bond and term loan discounts, we had $583.6 million of net debt, which is total debt less our cash balance, and we were drawn $34.5 million on our revolving credit facility of $101 million capacity. This is an increase in our net debt of $1.6 million compared with December 31st, 2012.

Since December 31st, 2012, accounts receivable increased approximately $5.7 million, while our net DSOs or net days sales outstanding was at $55.7 million, down slightly from yearend 2012. Our accounts payable and accrued expenses increased $6.9 million to $112.8 million as of March 31st, 2013, as compared to yearend 2012.

During the quarter, we repaid $2.7 million of notes and leases payable and had cash capital expenditures, net of asset dispositions, of $12.7 million.

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At this time, I'd like to affirm our 2013 financial guidance levels, which we released in conjunction with our fourth quarter and year-end 2012 financial results. For our 2013 fiscal year, our guidance ranges are as follows: revenue, 700 to $730 million; adjusted EBITDA, 120 to $130 million; cash capital expenditures, 35 to $40 million; cash interest expense, 42 to $47 million; and free cash flow generation, which we define as adjusted EBITDA plus total capital expenditures, less cash paid for interest, of 35 to $45 million.

I'd now like to turn the call back to Dr. Berger, who will make some closing remarks.

Howard G. Berger: Thank you, Mark.

In short, our strategy is to continue to execute on the principal business tenets that we feel are necessary for future success in our industry.

The first is scale. In our highly fragmented industry, which is suffering from lower reimbursement, decreasing utilization and availability of capital, size matters. Our cost structure, leveraged with suppliers and payors and industry relationships with powerful joint venture partners will continue to set apart RadNet from other industry players. We will continue to make strategic acquisitions in our regions if they fit our criteria with respect to price and strategic importance. We will also continue to opportunistically leverage our scale and expertise to partner with large local health systems and hospitals.

The second tenet of our business focus is on efficiency and cost containment, which is partially driven by our multi-modality and geographic clustering approach. We will continue to be the largest one-stop shop for all imaging needs in our regions. This allows us to manage our operations with greater efficiencies than many of our other competitors and distinguishes ourselves in the eyes of regional payors and referring physician communities. We will also continue to advance key initiatives that can help mitigate any reimbursement pressures that may occur in the future. Examples of these are the implementation of our eRAD RIS and PACS system-wide, voice recognition transcription, effective purchasing of supplies and equipment maintenance and the elimination of unnecessary expenses with respect to newly acquired operations. We will continue to identify other avenues to save costs and achieve efficiencies within our business in the future.

And finally, our strategy continues to be, diversify our product offering. This has included our entry into radiology software, teleradiology and professional services and medical oncology niches that are heavily imaging dependent. We are leveraging these capabilities to provide a continuum of services to joint venture partners who seek an imaging partner who can provide solutions to all their diagnostic needs. Furthermore, each product offering represents a unique growth opportunity in and out of itself, and these offerings are far less capital intensive than our core business. We continue to believe our strategy is the correct long-term strategy for our industry, and we are confident that we will be able to overcome the pressures that are currently challenging diagnostic imaging. Few would disagree with the statement that diagnostic imaging will remain a critically important part of the healthcare delivery system of our country.

Operator, we are now ready for the question-and-answer portion of the call.

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Operator: Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press, star if you have a question. We'll pause for just a moment.

And we'll go first with Darren Lehrich with Deutsche Bank.

Darren Lehrich: Okay, thanks. Good morning, everybody. A couple of things. I wanted just to ask about the opportunity you mentioned to refi the high-yield notes and just make sure I'm hearing you correctly. Do you think that as you build cash and prepare for that, that that alters the level of M&A activity this year? I just want to make sure I understand what you're saying. Are you just calling out that that's coming eventually, or you're going to have a different priority for cash flow this year as a result of that?

Howard G. Berger: Good morning, Darren. Well, two comments. Number one, with the repricing and the financing that we just completed, if we are continuing to pursue M&A activity, we will have full availability of our revolver. So that is one source of cash, along with the substantial free cash flow that the company is generating which was enhanced also by the repricing. At the current time, there are no larger acquisitions in the pipeline that we are seriously considering. And while I think that there will always be smaller tuck-in acquisitions, they will not use up a substantial amount of cash. So while I don't say that we're out of the M&A market here, we are going to be focused perhaps more on cash generation and build-up, unless there is something so strategically compelling that it requires us to reconsider that. By and large, I'm saying that we do want to be in a good position, come next April, to look at all the options that we might have in regards to the bonds.

Darren Lehrich: That’s great. Okay, thanks. And then I guess, just a question for you, Howard. Several years back, there was this discussion that a lot of the managed care companies and even Medicare were pursuing the accreditation as a way to really sort of bifurcate the industry. I guess, can you just update us on that and what kind of impact you've seen in your markets, whether that's limited the opportunities for some of the smaller centers you compete with, and how that's all played out?

Howard G. Berger: Well, I don't think, at this point, Darren, the accreditation process has had that much of an impact within the industry, at least in terms of weeding out these smaller or "less state of the art" players. That's generally a long process and one that is not that particularly expensive for individual operators to qualify for. What will happen over a period of time is really more a result of the lack of investment that we are seeing. And I'm saying that because of conversation that—conversations that we've had with all the manufacturers, OEMs, that are showing and telling us of enormous decrease in outpatient imaging sales. So at some point, the older equipment will lose its accreditation and therefore, I think, force further consolidation. I don't believe that the smarter operators are going to wait until that axe falls. They're likely to either sell or consolidate with other players in the markets, which I believe we are seeing now happening at a much brisker pace than perhaps any time that I've seen in the history of being in this business. I think, if anything, might put a little bit of a squeeze is the potential legislation for the self-referral loophole in Stark (ph) that is currently part of the Obama budget to be implemented. If indeed that does pass in its current form and while it will only affect arguably Medicare and perhaps Medicaid payments, I think that that could be the death now for the in-office exemption of imaging and which could have a very substantial benefit to the existing players because that volume, while there's probably quite a bit of overutilization, will still need to be seen somewhere for that, which is appropriately ordered. So I think, over the next three to five years, all of these impacts, the lack of capital spending, the probable and likely closing at some point of the in-office exemption, as well as just overall controls on utilization, are going to have substantial impacts in the industry and cause only the strong to survive, which is where RadNet has positioned itself.

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Darren Lehrich: Yes, that’s helpful, thanks. And then last question, I guess, just Mark, maybe not an exact number or breakdown, but if you could just help us think about the breakdown in your revenue base between patient service revenues and some of the other things, management fees and other things, activities, that are going on outside of the imaging centers. Just a helpful update there, what that breakdown is on the revenue.

Mark D. Stolper: Sure. I—the revenue that we consider outside the core business of imaging, and we actually include things like management service fees that we receive from our joint ventures and management fees that we receive from our physician groups who were staffing hospitals and paying us to manage those contracts and bill and collect for them, we include that in our imaging center side. So really, when we analyze the business and look at that which is kind of outside the core of owning and operating imaging centers, it's really only our IT, our Breastlink and our teleradiology businesses. And those are totaling really in the 30 to $40 million range right now in terms of total revenue.

Darren Lehrich: Got it. And that's annualized?

Mark D. Stolper: And with the majority of that being oncology, our Breastlink operations as well as our Imaging On Call subsidiary, which is our teleradiology business. The IT revenue is really in the $5 million range, so it's not really material (inaudible).

Darren Lehrich: Thanks. Okay, that’s great.

Mark D. Stolper: Sure.

Operator: And we'll go next to Henry Reukauf with Deutsche Bank.

Henry Reukauf: Hey, guys. Just a question, Howard, on the—or Mark, on a follow-up to the comments about considering a redo of the bond. I think there's a little confusion out there that you may consider it sometime, consider—it seems that—it seems to me, like, you consider it a good idea. But you just said you'd—now you'd probably only considerate it when the ball—bond became callable in April. So is it something you might consider a little bit earlier? Or is it really something that's off the table until April of next year?

Mark D. Stolper: Yes. Hey, Henry. That's completely driven by economics and whether there's a financial model. I mean, obviously, before—prior to the callability of that, there's a make-whole premium. And we would only really consider taking out the bonds early if, financially speaking, the bonds were trading at a level where it made sense to do so by paying the make-whole or making some offer to the bondholders. So our mindset right now is preparing really for April and being in the best financial position to take care of the bonds in April. But we would consider doing something earlier if they weren't in our best interest financially. Okay?

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Howard G. Berger: And I'll just make another comment on that, Henry. As we get closer to the callable date of next April, which is, like we said, 11 months ago, the dynamics could change because of the ability at that time to have certainty about what the price of that would be. And I wouldn't be surprised if one of our investment bankers came in with a great notion of the timing and the wisdom of doing it sometime of—sometime ahead of that period, but it will be very much driven, as Mark said, by economic factors. But again, time is somewhat on our side because, as we get closer to the callable date, whatever the price at that time is, it's going to be less than it is today. The good news is our bonds...

Mark D. Stolper: Cost, the cost. Yes.

Howard G. Berger: The cost, I'm sorry. Yes, the cost. The good news is our bonds are trading very, very positively and well, well above par. And that's the bad news, too. But I'd rather have them be where they are right now than below par. So I think we're in a good position to carefully monitor the credit markets as well as opportunities. I'm sure that will be presented to us between now and next April.

Henry Reukauf: Okay. I got on a little late, so just a comment on the volumes. I think you mentioned that things had picked up in March and April. I just want to know if that's kind of continuing. And then as I look to what you report on a same-store kind of volume growth last year, I think the first quarter was a very, very tough comp, and now second quarter actually becomes a much easier, easier comp. I think that maintains itself throughout the year. Do you think you can put up kind of same-store organic growth as we move throughout the year, just with a lot easier comps?

Mark D. Stolper: Yes, Henry, yes, you're absolutely right. The first quarter of last year was a very tough comparison for a couple of the things that you might not have heard earlier on the call predominantly because of weather conditions last year. It was one of the most—it was one of the mildest winters we've seen in recent history, in 2012. So we were benefited by having really no site closures and no weather issues last year, where this year, it was a more typical winter where we had some of those issues. And then last year was also benefited by having one extra workday during the quarter in 2012 because of the leap year. So for that reason, you're right, last year was an extraordinarily good first quarter to compare ourselves with this year. Having said that, we think that we did have some softness in our first quarter volumes, but we are seeing picking up…

Howard G. Berger: On the East Coast.

Mark D. Stolper: On the East Coast, really. West Coast performed according to our internal budget during the first quarter of this year. So we're putting a lot of focus and energy into spending more time and resources on our East Coast operations. And we're seeing some—we saw some benefits in March and we're seeing a little bit of a pickup in April. So...

Howard G. Berger: And in May. May has started out very strong.

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Mark D. Stolper: So we're still optimistic about the rest of the year. And as you said, the comparison to the second quarters next—of last year and the third and fourth quarters of last year is going to be a much more fair comparison as we progress through the year. So we're still optimistic that we'll be within our guidance ranges that we set forth at the end of last year for—or at the beginning of this year for 2013. And whether that means we can comp positively on an organic basis, that kind of remains to be seen. It's still a very difficult operating environment. We've seen a focus on these higher deductible health plans where consumers are being more judicious about how they're spending their own dollars. So we're seeing some decreasing utilization throughout the system. But we're still optimistic. We're—it will—I think we've got a chance for positive organic growth for the second half of the year, but we'll have to see.

Henry Reukauf: Thanks very much.

Operator: And we'll go next to Elie Radinsky with Cantor.

Elie Radinsky: Yes, hi. Can you just discuss the arrangements that you have with Barnabas and how that's now changed in this quarter and the potential financials surrounding that change? Thank you.

Howard G. Berger: Good morning, Elie. Well, the Barnabas arrangement or relationship takes on several different forms, and I'll try to describe them individually. The first part is that we are in a joint venture with Barnabas essentially 50/50 on two centers right now and soon to become three. So there's a joint venture ownership of our centers, and those centers are currently benefiting from improved pricing that we were able to negotiate with the help of Barnabas that is better than what we see in the wholly-owned RadNet stores. So that's one part of the relationship. The second part is...

Elie Radinsky: Did the improved pricing begin in the second quarter? Or was that there in the first quarter as well?

Howard G. Berger: No, it's really begun here in the second quarter. So we were not—the joint ventures basically were—the stores that were joint ventures, if you will, were somewhat handicapped by being open and ready for business but not having all of the final negotiations done with the payors, that just finished in April. So the revenue was very small, but the expenses, as you imagine, were high. And that will have a substantial turnaround here in the second quarter.

The second part of our relationship is that we provide management services through the joint venture for both RadNet wholly-owned centers and Barnabas inpatient and outpatient facilities. That will generate additional revenue into the joint venture as a result of very specific projects that we're focused on, namely improving pricing in the other centers of RadNet, number one; and number two, specifically identify projects generally at Barnabas hospitals, as well as their freestanding facilities that could transition into—and probably will into the joint venture as we begin to reorganize and rationalize the imaging services on the Barnabas hospital campuses.

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A third part of our relationship with them is providing utilization management and, essentially, a capitation arrangement for about 30,000 employees and dependents which started, I believe, April 1st, and which, RadNet gets management fees for doing utilization management, as well as participating in the savings that we help drive by lowering the cost of the imaging services for these approximately 30,000 employees.

The fourth way is that we are continuing to look at other hospital systems and markets inside of New Jersey. And we're currently under discussions with two of them, which I can't disclose right now, which will create additional joint ventures and opportunities for us with existing centers of RadNet, as well as the sites that those hospitals themselves are operating, which will provide us even more extensive coverage in New Jersey and further develop what we want in the way of a state-wide network of own...

Elie Radinsky: So specifically, let's say, for example, let's take your Clifton site, New Jersey, which is probably out of the based operating area where Barnabas has—so in other words, that site may joint venture with another hospital theoretically, as—and as opposed to be included in the Barnabas venture.

Howard G. Berger: Actually, in that example, which is a good one, Elie, what we would do is that center would still be part of our relationship with Barnabas, but we might joint venture with another hospital system that would then own a piece of a new joint venture, call it newco, which would include that hospital plus the Barnabas joint venture. Does that make sense?

Elie Radinsky: Yes, it does. Now, well, I guess the last call—or last time I spoke with you, you mentioned that Lenox Hill, your very strong relationship there when you made the acquisition. You're planning on growing in the New York, especially the Manhattan, area. Does this preclude you from doing that? Or is that still your expectation to do so?

Howard G. Berger: No, no. We have some rather high levels of interest in the Manhattan marketplace for further growth and development. But generally, that'll be one-off centers here and there that will help complete a more extensive network for the Manhattan marketplace. But we are in talks with people who are—currently about opportunities there.

Elie Radinsky: Great. Maybe, Mark, you—can you just remind us what your ability is to buy back bonds on the open market? And also remind us of your ability to add additional term loan at these very, very cheap levels?

Mark D. Stolper: Sure. We have—we're—we have a basket in our senior credit facility of roughly 20—I'm going by memory here…

Howard G. Berger: Twenty five million.

Mark D. Stolper: I want to say, 20 or $25 million, to be able to buy back either our stock or any junior capital such as bonds, so that would be some of the basket we would use to do—to repurchase. Any junior capital, whether it's bonds or repurchase stock, make a dividend, et cetera.

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Elie Radinsky: And what about additional capacity at the term loan levels, are there any restrictions from you adding traditional term loan debt?

Mark D. Stolper: No. I mean, we're—we've got a...

Howard G. Berger: The bonds were—within convents.

Mark D. Stolper: Well, right. We have a—the covenants of—that's in the bonds of two to one interest coverage for incurring additional debt, so the bond incurrence test we'd always have to comply with. But...

Elie Radinsky: Sure. But assuming you take out sort of the bond debt with term loans, that should be much beneficial for you?

Mark D. Stolper: It could be. I mean, obviously, it uses our senior capacity…

Elie Radinsky: Correct.

Mark D. Stolper: To be able to do that, but that's correct.

Elie Radinsky: All right. Well, thank you very, very much.

Mark D. Stolper: Thank you.

Howard G. Berger: Thank you, Elie.

Operator: It appears there are no further questions at this time. Dr. Berger, I'd like to turn the conference back to you for any additional or closing remarks.

Howard G. Berger: All right, thank you. Again, I would like to take the opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services, with an appropriate return on investment for all its stakeholders.

Thank you for your time today. And I look forward to our next call.

Operator: And that does conclude today's conference. We appreciate your participation.

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